Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: January 13, 2023

ILWADDI CAYMAN HOLDINGS

By:	/s/ Sheikh Jassim Abdulaziz J.H. Al-Thani
Name: Sheikh Jassim Abdulaziz J.H. Al-Thani
Title: Director

/s/ Sheikh Jassim Abdulaziz J.H. Al-Thani
SHEIKH JASSIM ABDULAZIZ J.H. AL-THANI